DECHERT PRICE & RHOADS
                              1775 Eye Street, N.W.
                           Washington, D.C. 20006-2401
                                 (202) 261-3300


                                   May 1, 1999




Forward Funds, Inc.
433 California Street, Suite 1010
San Francisco, CA 94104

Dear Ladies and Gentlemen:

         As counsel to Forward Funds, Inc. and its series The Real Estate Investment Fund (the "Fund"), we are familiar with the Fund's registration under the Investment Company Act of 1940, as amended, and with the registration statement relating to its shares of common stock under the Securities Act of 1933 (File No. 333-37367) (the "Registration Statement"). We have also examined such other corporate records, agreements, documents and instruments as we deemed appropriate.

         On the basis of the foregoing, we are of the opinion that the shares of common stock of the Fund being registered under the Securities Act of 1933 in Post-Effective Amendment No. 14 to the Registration Statement will be legally and validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion with and as part of Post-Effective Amendment No. 14 to the Registration Statement.


                                                  Very truly yours,



                                                  /s/ Dechert Price & Rhoads